FARMOUT AND JOINT OPERATING AGREEMENT

THIS AGREEMENT made as of the 1st day of May, 2002.

AMONG:

TRUE ENERGY INC. a body corporate, having a place of business in the City of Calgary, in the Province of Alberta (hereinafter called "True");

OF THE FIRST PART

AND:

ARSENAL CAPITAL INC., a body corporate, having a place of business in the City of Calgary, in the Province of Alberta (hereinafter called "Arsenal");

OF THE SECOND PART

AND:

PATCH ENERGY INC., a body corporate, having a place of business in the City of Vancouver, in the Province of British Columbia (hereinafter called "Patch");

OF THE THIRD PART

WHEREAS Farmor holds the Pre-Farmout Working Interest in the Farmout Lands located in the Kerrobert Area of the Province of Saskatchewan;

AND WHEREAS the Farmor will drill Test Wells on the Farmout Lands upon the terms and conditions hereinafter set forth;

NOW THEREFORE in consideration of the premises, the mutual covenants and agreements herein contained, and subject to the terms and conditions hereinafter set out, the Parties agree as follows:

  Definitions

    In this Agreement, including the recitals and the Schedules, unless otherwise defined therein, the terms and expressions shall have the meanings ascribed to them by Clauses 101 and 105 of the 1990 CAPL Operating Procedure, and the following terms and expressions shall have the following meanings, namely:

      "Agreement" means this Farmout and Joint Operating Agreement including the schedules attached hereto;

      "Contract Depth" means a depth sufficient to penetrate Fifteen metres (15m) below the base of the Viking formation or to a depth of Seven Hundred and Fifty metres (750m) whichever shall first occur;

      "Drilling Costs" means the costs of drilling a well;

      "Drilling Parties" means those parties participating in all costs associated with the Test Wells as such parties are identified in Subclause 3(b).;

      "Farmee" means both Arsenal and Patch;

      "Farmor" means True;

      "Farmout Lands" means the lands set forth and described under that title in Schedule "A" attached hereto and so much thereof as from time to time remain subject to this Agreement, but only insofar as rights to the same are granted by the Title Documents;

      "Operating Procedure" means the 1990 CAPL Operating Procedure (hereinafter referred to as the "1990 CAPL Operating Procedure") and the 1996 version of the PASC Accounting Procedure published by the Petroleum Accountants Society of Canada (in this Agreement referred to as the "1996 PASC Accounting Procedure"), each of which is by this reference adopted and entirely incorporated into this Agreement;

      "Operator" means the Party appointed pursuant to Clause 4(a) hereof;

      "Party" means a person, firm, corporation or partnership bound by this Agreement;

      "Pre-Farmout Working Interest" means the interest(s) set forth and described under that title in Schedule "A" attached hereto;

      "Spacing Unit" has the meaning ascribed to it in the Operating Procedure and, in addition, in the case of an abandoned well, Spacing Unit shall mean one legal sub-division;

      "Spud" means with respect to a well, that a drilling rig of adequate capacity to drill that well to Contract Depth is rigged-up on location and that a drilling bit has penetrated the surface therefrom.

    Where Farmee consists of more than one Party, the rights, elections, obligations and liabilities of Farmee shall belong to each such Party severally in proportion to their respective working interests.

  Schedules

  The following Schedules are attached hereto, form part of and are incorporated into this Agreement:

    Schedule "A" which describes the Title Documents and the Farmout Lands;

    Schedule "B" which is the elections and amendments to the Operating Procedure;

    Schedule "C" which is the form of Freehold Petroleum and Natural Gas Lease.

  Farmee

    Reference in this Agreement to "Farmee" shall mean collectively or individually, as the context requires, all the parties hereinbefore identified as comprising Farmee and where the terms of this Agreement require notice or information to be delivered to or received from Farmee, a separate notice shall be required for each party comprising Farmee.

    Farmee's obligations and liabilities to the Farmor will be joint and several.

    If fewer than all Farmee parties participate in the drilling of a Test Well then all Farmee parties shall have been deemed to surrender their rights to participate hereunder and this Agreement shall terminate.

  Encumbrances

  Except as provided herein, if the interest of any Party in the Farmout Lands, is now or hereafter shall become encumbered by any royalty, production payment or other charge of a similar nature, other than the royalties as set forth under the terms of the Title Documents covering such lands, such royalty, production payment or other charge shall be charged to and paid entirely by the Party whose interest is or becomes thus encumbered.

  Test Wells

    True to Spud Test Wells

    On or before December 31, 2002 True, as Operator, shall Spud ten (10) Test Wells at locations of its choice on the Farmout Lands and shall diligently and continuously, at the sole cost, risk and expense of the Drilling Cost Interests, drill same to at least Contract Depth, log, test to its reasonable satisfaction, all formations prospective of containing Petroleum Substances and either Complete, Cap or Abandon it in accordance with the terms of this Agreement and the Regulations. Should True fail to drill all ten (10) Test Wells by the above date and force majeure does not prevent the performance of that obligation, then Farmee shall have deemed to have earned the interests as set out below in Clauses 5(b) and Clause 6, effective as of the drilling rig release date for each Test Well drilled.

    Drilling Cost Interests

    All costs associated with the Test Wells shall be shared by the parties in the following percentages:

True	53.125%
Arsenal	31.25%
Patch	15.625%

    in this Agreement sometimes referred to as the "Drilling Cost Interests".

    The Parties acknowledge that although True is the fee simple owner or is entitled to become the fee simple owner of the petroleum substances within, upon or under the Farmout Lands or any portion thereof, it is intended that the Farmee's earning hereunder is limited to an undivided percentage interest of the True Leasehold Interest. For the purposes of this Agreement, "Leasehold Interest" means the interest that a lessee would have under the terms of a lease in the form attached as Schedule "C" hereto, if such lease were issued by True to a lessee with respect to the Farmout Lands as of the Effective Date.

    Upon rig release of the 10th well, Farmor shall issue leases to Farmee in substantially the form set out in Schedule "C", dated as of the date Farmee earned an interest hereunder, without warranty of title, express or implied, subject to this Agreement, for an undivided % interest, as defined below in Clause 6, in that portion of the Farmout Lands. Until such time as Farmor issues a lease to Farmee, Farmor shall hold Farmee's interest in the Farmout Lands and Title Documents in trust, and Farmee and Farmor herein shall be bound by the terms and conditions of Schedule "C".

    In the event that a Test Well is dry and Abandoned, then the Test Well shall be Abandoned by the Operator at the sole cost, risk and expense of the Drilling Parties in their respective Drilling Cost Interests.

    True will AFE such costs incurred to Farmee on a well-by-well basis.

    No Party may propose the drilling of an additional well on the Farmout Lands earned as a result of the drilling of the Test Well until such time as the Farmee has earned an interest by the drilling of the Option Well or the Farmee's right to earn that interest has terminated.

  Interests Earned

  Upon rig release of the tenth (10th) Test Well, provided Farmee has fulfilled its obligations pursuant to the Clause entitled "Test Wells" hereof and is not in default of any term or condition of this Agreement, the Farmee shall have earned and the resultant undivided working interests of the Farmor and Farmee in the Farmout Lands shall be:

True	62.5%
Arsenal	25%
Patch	12.5%

  down to Contract Depth in the drilled Spacing Units of the Farmout Lands and in the Title Documents pertaining thereto.

  Operating Procedure

    True is appointed to and accepts the position of initial Operator under the 1990 CAPL Operating Procedure.

    Clause 2404 of the 1990 CAPL Operating Procedure is deleted in its entirety. As provided in Clause 12.01 of the Farmout & Royalty Procedure, assignments of interest under this Agreement shall be carried out according to the 1993 CAPL Assignment Procedure.

    The Parties constituting the Farmee agree that until Farmee has earned an interest in the Farmout Lands pursuant to Clause 3 above, the participating interests of such parties in all operations on the Farmout Lands shall be:

  True 100%

  (except as outlined above in Clause 5(a) relating to default by Farmor) and the relationship of the Parties constituting the Farmee shall be governed, by the provisions of the Operating Procedure, mutatis mutandis; and where reference therein is made to "Operator" it shall mean the Operator named in Clause 4(a) above, the words "Parties constituting the Farmee" shall be substituted for the words "Joint Operator" and the words "Farmout Lands" shall be substituted for the words "joint lands".

  Notices

  The addresses for service of the Parties in the Agreement are as follows:

  Farmee:

  Arsenal Capital Inc.
  22 Barclay Walk S.W.
  Calgary, AB T2N 3R5

  Patch Energy Inc.
  Suite 600, 595 Hornby Street
  Vancouver, B.C. V6C 1A3

  Farmor:

  True Energy Inc.
  300, 520 - 4th Avenue S.W.
  Calgary, AB T2P 3R7
  Attention: Land Manager

  Miscellaneous

    Each of the Parties represents and warrants that it now has or is entitled to have good right, full power and absolute authority to enter into the Agreement.

    This Agreement may be executed by the Parties in as many counterparts as are required and when each Party has executed a counterpart, all counterparts together shall constitute one agreement.

    In the event of a conflict between any term or condition of this Agreement and any Schedule attached hereto, the term or condition of this Agreement shall prevail.

    The following clauses of the Operating Procedure shall apply mutatis mutandis to this Agreement and to all operations carried on the Farmout Lands, and shall be deemed to be incorporated herein and where reference in such clauses is made to "Joint-Operator" shall be substituted by "Farmee" and "joint lands" shall be substituted by "Farmout Lands", provided however, that nothing in any of the clauses of the Operating Procedure that are incorporated by reference into this Agreement shall be interpreted to require the Farmee to pay all or any portion of the cost or assume any of the risk of any operation conducted pursuant hereto.

    304 Proper Practices in Operations

    305 Books, Records and Accounts

    306 Protection from Liens

    307 Joint-Operator's Right of Access

    308 Surface Rights

    311 Insurance Alternate B

    401 Limit of Legal Responsibility

    402 Indemnification of Operator

    701 Pre-Commencement Requirements

    702 Drilling Information and Privileges of Joint-Operators

    703 Logging and Testing Information to Joint-Operators

    704 Well Completion and Production Information to Joint-Operators

    1501 Parties Tenants in Common

    1601 Definition of Force Majeure

    1602 Suspension of Obligations Due to Force Majeure

    1603 Obligation to Remedy

    1604 Exception for Lack of Finances

    1801 Confidentiality Requirement

    2001 Waiver must be in Writing

    2101 Parties to Supply

    2201 Service of Notice

    2203 Right to Change Address

    2301 Waiver of Partition or Sale

    2601 Limitation on Right of Acquisition

    The two-year period for seeking a remedial order under Section 3(1)(a) of the Limitations Act, S.A. 1996 c. L-15.1, as amended, for any claim (as defined in that Act) arising in connection with this agreement is extended to:

      for claims disclosed by an audit, two years after the time this agreement permitted that audit to be performed; or

for all other claims, four years.

IN WITNESS WHEREOF the Parties have executed this Agreement.

TRUE ENERGY INC.

"Paul R.. Baay"
President and Chief Executive Officer

ARSENAL CAPITAL INC.

"Michael Vandale"
President and Chief Financial Officer

PATCH ENERGY INC.

"David Stadnyk"
President

This execution page is page 7 to a Farmout and Joint Operating Agreement dated the 1st day of May, 2002, among True Energy Inc., Arsenal Capital Inc. and Patch Energy Inc.

Schedule "A"

This is Schedule "A" attached to and made part of a Farmout and Joint Operating Agreement dated as of the 1st day of May, 2002 among True Energy Inc., Arsenal Capital Inc. and Patch Energy Inc.
Farmout Lands	Title Documents	Encumbrances
Twp. 33, Rge. 23 W3M: Lsd's 9, 11, 14, 15 & 16 of Section 8 (PNG to base Viking)	Freehold P&NG Lease dated March 6, 1985 (File M0367)	LOR: 20% based on 100% of production payable to Tue 37.39% and Canpar 62.61%
Twp. 33, Rge. 24 W3M: Lsd's 2, 3, 4, 6, 7, 8 & N/2 of Section 13 (PNG to base Viking)	Freehold P&NG Lease dated May 16, 1980 (File M0447)	LOR: 17.5% based on 100% of production payable to Prairie Royalty Trust
Twp. 33, Rge. 24 W3M: SW/4, NE/4 & Lsd's 12, 13 & 14 of Section 15 (PNG to base Viking)	Freehold P&NG Lease dated May 16, 1980 (File M0446)	LOR: 17.5% based on 100% of production payable to Prairie Royalty Trust
Twp. 33, Rge. 24 W3M: N/2, SW/4 & Lsd's 2 & 7 of Section 23 (PNG to base Viking)	Freehold P&NG Lease dated May 16, 1980 (File M0445)	LOR: 17.5% based on 100% of production payable to Prairie Royalty Trust
Twp. 33, Rge. 24 W3M: N/2, SW/4 & Lsd's 2, 7 & 8 of Section 25 (PNG to base Viking)	Freehold P&NG Lease dated May 16, 1980 (File M0444)	LOR: 17.5% based on 100% of production payable to Prairie Royalty Trust
Twp. 33, Rge. 24 W3M: S/2, NW/4 of Section 26 (PNG to base Viking)	Fee Simple Title (File MT0148)	LOR: 17.5% based on 100% of production payable to True

Schedule "B"

This is Schedule "B" attached to and made part of a Farmout and Joint Operating Agreement dated as of the 1st day of May, 2002 among True Energy Inc., Arsenal Capital Inc. and Patch Energy Inc.

1990 CAPL OPERATING PROCEDURE

ELECTIONS AND AMENDMENTS

1990 CAPL Operating Procedure:
Clause 311 - Insurance:	Alternate B
Clause 604 - Marketing Fee:	Alternate B (a) petroleum: $1 / m3 (b) natural gas: $1 / 103 / m3 (c) NG liquids, etc: $1 / m3 (d) sulphur: $1 /ton
Clause 903 - Casing Point Election:	Alternate B
Clause 1007 - Penalty:	Development well: 300% Exploratory well: 500%
Clause 1010(a)(iv) - Title preserving well:	60 days
Clause 2401 - Right to assign:	Alternate A
Clause 2404 - Recognition upon Assignment Deleted (replaced with 1993 CAPL Assignment Procedure)
Rates, Elections and Modifications to the 1996 PASC Accounting Procedure:
101. Rates and Elections
Clause 105 - Operating Fund:	10%
Clause 110 - Approvals:	Clause n/a ; from two (2) or more; sixty-five percent (65%)
Clause 112 - Expenditures Limitations:	(a) $25,000 (c) $25,000
Clause 202 - Employee Benefits:	(b) 25%
Clause 213 - Camp and Housing:	(b) shall NOT
Clause 216 - Warehouse Handling:	5%
Clause 221 - Allocation Options:	Chart of "OPTIONS FOR CHARGING JOINT ACCOUNT" is Not Applicable
Clause 302 - Overhead Rates:
(a) Exploration Project:	5%
(b) Drilling of a well:	(1) 3%; $50,000 (2) 2%; $100,000 (3) 1%
(c) Initial Construction:	(1) 5%; $50,000 (2) 3%; $100,000 (3) 1%
(d) Construction Project:	(1) 5%; $50,000 (2) 3%; $100,000 (3) 1%
(e) Operation and Maintenance:	(1) 10%; and (2) $150 (3) n/a dollars ($n/a) Subclause 302(e)(2) and 302(e)(3) hereof shall NOT
Clause 406 - Dispositions:	$25,000

102. Modifications to the 1996 PASC Accounting Procedure

The 1996 PASC Accounting Procedure is modified as follows:

  Clause 201(a)(6) - Clause 201(a)(6) is deleted in its entirety and replaced with the following:

  "Salaries and wages of the Operator's employees engaged in Production Engineering who are either temporarily or permanently assigned to and directly employed off-site in direct support of Joint Operations."

  Clause 207(d) - Clause 207(d) is amended by deleting each occurrence of the word "warehouse" therein and in each case replacing it with the word "Warehouse".

  Clause 406 - Clause 406 is amended by deleting the word "affiliates" at the end of line 7 and replacing it with "Affiliates".

  Clause 501(b) - Clause 501(b) is amended by deleting the word "warehouse" at the end of line 1 and replacing it with "Warehouse".

103. Warranty as to Modifications

Except as otherwise provided for in Clauses 101 and 102 of these "Rates, Elections and Modifications to the 1996 PASC Accounting Procedure," the 1996 PASC Accounting Procedure published by the Petroleum Accountants Society of Canada, 1996 (copyright) is incorporated in its entirety into the Agreement, and the Parties warrant that said 1996 PASC Accounting Procedure has been amended only to the extent set forth in Clauses 101 and 102 hereof.

Schedule "C"

This is Schedule "C" attached to and made part of a Farmout and Joint Operating Agreement dated as of the 1st day of May, 2002 among True Energy Inc., Arsenal Capital Inc. and Patch Energy Inc.

PETROLEUM AND NATURAL GAS LEASE

THIS INDENTURE made effective as of the 15th day of January, 2001.

BETWEEN:

TRUE ENERGY INC., a body corporate having an office and carrying on business in the City of Calgary in the Province of Alberta (hereinafter referred to as "Lessor")

OF THE FIRST PART

AND:

NAME1, a body corporate, having a place of business in the City of Calgary, in the Province of Alberta (hereinafter referred to as "Lessee")

OF THE SECOND PART

THE LESSOR being registered as owner or entitled to become registered as owner of an undivided (OPTIONAL: 100% or 37.39% as applicable) X percent (X%) of the Leased Substances (as hereinafter defined) within, upon or under the following described land or lands (hereinafter called the "Initial Lands"):

Section ____, in Township ____

Range _____, West of the ___th Meridian (WM)

in the Province of Alberta containing X hectares (X) more or less, in consideration of the sum of X Dollar ($X.00) paid to the Lessor by the Lessee (the receipt of which is hereby acknowledged) and in consideration of the royalty hereinafter reserved and payable and the covenants of the Lessee hereinafter contained, HEREBY GRANTS AND LEASES unto Lessee an undivided (OPTIONAL: 100% or 37.39% as applicable) X percent (X%) of all the Leased Substances which may be found within, upon or under the Initial Lands, and insofar as the Lessor has the right so to grant, all the right, title, estate and interest of the Lessor in and to the Leased Substances, or any of them, from any roadways, lanes or rights of way adjoining the initial Lands, together with the full and exclusive right and privilege to explore for and drill for, produce, win, take, remove and store the Leased Substances, or any of them, and to dispose of the Leased Substances, and for such purposes to drill wells and lay pipe lines, subject always to the royalty hereby reserved to the Lessor;

TO HAVE AND TO HOLD AND TO ENJOY the Initial Lands for the term of one (1) year from the date hereof (hereinafter called the "Primary Term");

PROVIDED THAT AFTER EXPIRATION OF THE PRIMARY TERM to have and to hold and to enjoy only that part of the Initial Lands-which at the time of the expiration of the Primary Term, and thereafter only so long as such part of the Initial Lands:

    is above the base of the deepest formation that is producing any Leased Substances from the Lands, Pooled Lands or Unitized Lands in Paying Quantities with no cessation of such production, in the case of each cessation, of more than ninety (90) consecutive days or that is Capable of Production (as defined in Subclause 1(b) below); and

    is contained in a Spacing Unit or a portion of a Spacing Unit that is producing any Leased Substances from the Lands, the Pooled Lands or the Unitized Lands in Paying Quantities with no cessation of such production, in the case of each cessation, of more than ninety (90) consecutive days or that is Capable of Production; and

    PROVIDED FURTHER THAT IF AT OR AT ANY TIME OR TIMES AFTER EXPIRATION OF THE PRIMARY TERM, Operations are being conducted on the Lands, the Pooled Lands or the Unitized Lands, this Lease will continue so long as such Operations are conducted upon the Lands, the Pooled Lands or the Unitized Lands, with no cessation of more than ninety (90) consecutive days; and

    PROVIDED FURTHER THAT NOTWITHSTANDING ANY OTHER PROVISION IN THIS LEASE, if all or a part of the Lands are being continued under this Lease as a result of being Capable of Production then the Lessor may at any time give notice to the Lessee that it is required to put on production the relevant shut-in, suspended or otherwise not producing well and the Lessee shall, within ninety (90) days of the receipt of such notice either;

    put such well on production; or

    provide, to the reasonable satisfaction of Lessor, an economically viable plan or scheme to produce such well within a reasonable time; and

if Lessee fails to comply with either Subclause (a) or (b) above, within the said ninety (90) day period then this Lease shall terminate with respect to all or such part of the Lands that were continued under this Lease as a result of being Capable of Production; and

PROVIDED FURTHER THAT there may be sooner termination or reduction of the lands that are subject to this Lease as hereafter provided.

THE LESSEE SHALL, prior to the end of the Primary Term of this Lease, provide to the Lessor written notice of whether Lessee is of the opinion that this Lease should continue past the Primary Term and what part of the Lease should continue or whether it should expire pursuant to the terms hereof. Any such notice shall include a brief explanation of the reasons that Lessee is of such opinion, and if the Lease should continue, the notice should include the well classification and the deepest formation capable of production of Leased Substances in Paying Quantities.

  Interpretation

  In this Lease, including all the above provisions, unless there is something in the subject or context inconsistent therewith, the expressions following have the following meaning, namely:

    "Affiliate" means, with respect to the relationship between corporations, that one of them is controlled by the other or both of them are controlled by the same person, corporation or body politic; and for this purpose a corporation shall be deemed controlled by those persons, corporations or bodies politic who own or effectively control sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation) to elect the majority of its board of directors, and where a partnership is a party hereto and such partnership is comprised solely of corporations which are Affiliates, as described above, then the term "Affiliate" includes each such corporation and its other Affiliates.

    "Capable of Production" means that although, al the relevant time, the Lands are not actually producing a Leased Substance in Paying Quantities that there is then situated on the Lands, Pooled Lands or Unitized Lands, a well capable of production of a Leased Substance in Paying Quantities and such well or wells is shut-in, suspended or otherwise not producing as a result of a lack of market, or by reason of force majeure.

    "Commercial Production" means the output from a well, after a production test thereof for thirty consecutive days, of such quantity of the Leased Substances or any of them, as considering the cost of drilling and production Operations, the availability of markets and the price and quality of the Leased Substances, would commercially and economically warrant the drilling of a like well in the vicinity thereof.

    "Crude Oil" means a mixture mainly of pentanes, and heavier hydrocarbons (whether or not contaminated with sulphur compounds) that is recovered al a well from an underground reservoir and that is liquid al the conditions under which its volume is measured or estimated and shall include crude naphtha or condensate that is so recovered.

    "Force Majeure" means an act of Cod, strikes, lockouts or other industrial disturbances, act of any public enemy, war, blockade, riot, lightning, fire, storm, flood, explosion, governmental restraint and any other cause whether of the kind herein enumerated or otherwise, not reasonably within the control of the Lessee, but shall not include lack of finances.

    "Lands" mean such part or parts and all zones and formations of the initial Lands that, at that point in time, remain granted to the Lessee pursuant to the provisions of this Lease and have not been surrendered, forfeited or terminated pursuant to the terms of this Lease.

    "Leased Substances" means all petroleum, natural gas and related hydrocarbons (except coal and valuable stone) and any and all substances whether liquid, solid or gaseous and whether hydrocarbon or not, produced in association with such petroleum, natural gas and related hydrocarbons.

    "Operations" means drilling, testing, completing, reworking, recompleting, deepening, plugging back, or repairing of a well or equipment on or in the Lands, the Pooled Lands or the Unitized Lands in search for or in an endeavour to obtain, maintain or increase production of any Leased Substances from the Lands, Pooled Lands or Unitized Lands.

    "Paying Quantities" means:

      in the case of a well not completed and equipped, the anticipated output from the well of that quantity of Leased Substances which, considering the completion costs, equipping costs, operating costs, kind and quality of production, the availability of markets, the price to be received therefor, and the royalties and other burdens payable with respect thereto, would warrant incurring the completion costs and equipping costs of the well; and

      in the case of a well completed and equipped for production, the output from the well of that quantity of Leased Substances which, considering the same factors as in (i) except completion costs and equipping costs, would warrant the continued taking of production from the well.

    "Point of Measurement" with respect to:

      Crude Oil means the outlet valve of the production tanks of the Lessee to which any well on the Lands is connected;

      all Leased Substances, other than Crude Oil, means the point of connection between the well and the gathering system for the well.

    "Pooled Lands" means all or any portion of the Lands and such other lands as may have been pooled, which pooling shall not exceed a Spacing Unit, in accordance with the terms hereof or pursuant to any agreement, or any statute, regulation, order or directive of any government or any governmental agency.

    "Processing Plant" means a plant for the extraction of hydrogen sulphide, ethane, natural gas liquids or other substances from natural gas but does not include any wellhead separator or dehydrator.

    "Spacing Unit" means the area that from time to time is allocated to a well for the purpose of producing the Leased Substances or any of them, as defined or prescribed by or under any law now or hereafter in effect in the Province in which the Lands are situated.

    "Unitized Lands" means all or any portion of the Lands and such other lands as may have been unitized in accordance with the terms hereof or pursuant to any agreement, statute, or any regulation, order or, directive of any government or any governmental agency.

    "Unit Agreement" means any agreement for the development or operation of all or any portion of the Lands together with other lands as a single unit without regard to separate ownership and for the allocation of costs and benefits on a basis as defined in the agreement.

  Whenever required by the context, masculine pronouns shall be deemed to include the feminine and neuter genders and the singular shall be deemed to include the plural and vice versa. Unless otherwise provided, any references herein to a clause or subclause are references to a clause or subclause in this Lease.

  Rental

  The Lessee will pay or cause to be paid to the Lessor an annual rental of X dollars ($X.00) being $5.00 per hectare payable in advance on the X day of X in each year of the Primary Term of this Lease, and in each year during any continuation of this Lease beyond the Primary Term.

  Royalty

    Subject to adjustment pursuant to the operation of Clauses 17 and 18, the Lessor reserves to itself and the Lessee shall pay or cause to be paid to the Lessor a royalty of seventeen and one-half percent (17.5%) of all Leased Substances produced, saved and marketed or used off the Lands.

    The Lessor's royalty share of the Leased Substances shall be recovered, produced and delivered to the Point of Measurement by the Lessee, free and clear of charge to the Lessor. Beyond the Point of Measurement the Lessor's share of Crude Oil shall bear its proportionate share of actual costs of transportation to the point of delivery of the Crude Oil to the purchaser thereof, and the Lessor's share of all other Leased Substances shall bear its proportionate share of actual costs of transportation, gathering, separation, treating, compressing and processing, provided the aforesaid costs shall be calculated in the same manner as would be allowed by the Crown in right of Alberta if it were lessor, and provided further that the total of such costs shall not exceed forty percent (40%) of sales value of the Lessor's share of the Leased Substances.

    The Lessee shall dispose of the Lessor's royalty share of the Leased Substances produced from the Lands rateably with its own share of the Leased Substances produced from the Lands, but the Lessor may from time to time, upon thirty (30) days notice to the Lessee, elect to take the Lessor's royalty share of the Leased Substances produced and saved from the Lands in kind in accordance with the customary pipe line or shipping practices prevailing in the field from which the production is being taken and may on like notice cancel its election so to do; PROVIDED THAT if the Lessor cancels an election to take the Leased Substances in kind it shall not be permitted again to elect to take the Leased Substances in kind until after the lapse of twelve (12) months from the date of cancellation of its election.

    The Lessee will provide, free of cost to the Lessor, production tanks sufficient to store not more than ten (10) days' accumulation of the Lessor's royalty share of the Leased Substances. Notwithstanding any other provision herein, in the event that sulphur is produced from the Lands and then stored at or near the Processing Plant Lessee should provide, free of cost to the Lessor, any necessary sulphur storage.

    Notwithstanding anything herein contained, the Lessee shall be entitled to use, free from the payment of the royalty payable under Clause 3(a) such part of the Leased Substances from the Lands as may be required and used by the Lessee in the Operations on the Lands.

    The royalty payable under the Lease shall be payable on the twenty-fifth (25th) day of each month in respect to the Leased Substances saved and marketed or used off the Lands in the month prior to the immediately preceding month and each payment thereof shall be accompanied by a statement of the Leased Substances produced and marketed or used as herein provided during the month for which such payment is made.

  Spacing Unit Reduction

  If at any time or limes the Lessee desires a reduction in the size of the Spacing Unit, the Lessee shall, at its cost, make application for such reduction in the size of the Spacing Unit on the Lands or the Pooled Lands. Upon the granting of such reduction in the size of the Spacing Unit, for the purposes of the second proviso on page 1, Operations shall be deemed to be conducted with respect to the Lands contained within the original Spacing Unit for a forty-five (45) day period after the granting of such reduction and for so long thereafter, with respect to any undrilled Spacing Units, as Operations are being conducted on any part of the Lands contained within the original Spacing Unit, with no cessation of more than forty-five (45) consecutive days.

  Rateable Production

  If the Lessee, acting bona fide, in the course of its Operations hereunder and due to marketing conditions, shall al any time curtail the production of the Leased Substances from any well or wells on the Lands or Pooled Lands, then such well or wells shall be produced rateably with all other wells operated or under the control of the Lessee in the same pool and in the same zone, (such rateable production to be based on the hydrocarbon pore volume of the zone included in the production Spacing Unit of the well or wells on the Lands or Pooled Lands as compared to the hydrocarbon pore volume of the zone included in the production Spacing Unit of all wells producing from such zone) and there shall be no discontinuance of the production of the Leased Substances from any well or wells on the Lands or Pooled Lands due to marketing conditions unless production is likewise discontinued from the other wells in the same pool operated or controlled by the Lessee, as aforesaid.

  PROVIDED HOWEVER, THAT if at any time any governmental authority has instituted an order for proration in the province or in any field in which the Lands are situated then compliance by the Lessee with such order shall be deemed compliance with the provisions of this clause.

  Density Drilling

  In addition to the offset obligations provided for in Clause 17, the Lessee agrees to drill on the Lands, unless the Lands are part of the Unitized Lands, wells sufficient to provide the same density of wells as are producing on the laterally or diagonally adjoining legal quarter section.

  Surrender

  Provided the Lessee is not in default under this Lease, the Lessee may al any time or from lime to time, by written notice to the Lessor, surrender all its interest in and to the Leased Substances in any or all geologic formations of the Lands provided that the Lessee shall be obligated to include in the lands so surrendered all the acreage contained in the relevant Spacing Unit. Upon receipt by the Lessor of such a surrender this Lease shall be terminated but only to the geologic formation or formations surrendered. Notwithstanding anything contained in the clause, a surrender shall not entitle the Lessee to a refund of taxes, rentals or of any other payments already made; an abatement of future rentals; or a release from any obligations or liabilities which may have accrued prior to the date of such surrender.

  Abandonment

  Prior to the abandonment of any well drilled by the Lessee on the Lands or Pooled Lands and before the removal therefrom of any plant, machinery, casing, equipment or building, the Lessee shall give the Lessor notice of its desire to abandon such well, and shall furnish to the Lessor, immediately following the giving of such notice, such information concerning the well as the Lessor may require. The Lessor shall have forty-eight (48) hours after the receipt of such notice where a rig is present on the location and in all other cases thirty (30) days after the receipt of the said notice to elect by notice in writing to the Lessee, to take over the well. Failure to elect within such time periods shall be deemed an election to not take over the well. If the Lessor elects to take over such well the Lessee shall turn over and assign the said well, all material and equipment thereon which the Lessor wishes to retain, the drilling licence and surface lease pertaining thereto unto the Lessor and shall quit claim and surrender unto the Lessor all rights of the Lessee under this Lease or any applicable pooling agreement with respect to the Spacing Unit upon which such well is located. All further operations relating thereto shall be carried on by the Lessor at its sole expense and risk, and the Lessor shall reimburse the Lessee for the salvage value of any materials and equipment thereon and therein which the Lessor wishes to retain, less the estimated cost of salvaging the same. The Lessor shall indemnify and save harmless the Lessee from and against all actions, proceedings, claims and demands, losses, costs, damages and expenses which may be brought or made against it, or which it may sustain, pay or incur, by reason of any matter or thing arising out of or in any way attributable to the operations carried on by the Lessor, its servants, agents or employees on the Lands, pursuant to this clause.

  Removal of Equipment

  Upon termination of this Lease, unless the Lessor elects to take over the same under Clause 8, Lessee shall properly abandon all wells on the Lands, remove all plants machinery, casing, equipment and buildings placed on the Lands and shall restore the surface of the Lands in accordance with the applicable laws and regulations and to the satisfaction of the surface owner. Subject to Clause 8, the Lessee shall al all times during the currency of this Lease and for a period of six (6) months from the termination thereof, have the right to remove all or any of its machinery, equipment, structures, pipe lines, casing and materials from the Lands, and subject to such rights of removal, will deliver peaceable possession of the Lands, wells or works remaining thereon in good condition to the Lessor.

  Operations

    The Lessee shall conduct all of its Operations on the Lands in a diligent, careful and workmanlike manner, in accordance with good oil field practice, and in compliance with all laws and governmental rules, regulations and orders governing or applicable to such operations.

    The Lessee shall permit the Lessor at its own risk and expense to run a velocity survey in any well on the Lands or Pooled Lands if, in the opinion of the Lessee, the hole is in a satisfactory condition for such purpose, or to participate in any velocity survey which may be run in any well by paying its proportionate share of the cost of the same based on the number of persons and/or companies participating in such survey.

  Inspections by Lessor

  The Lessee shall permit authorized representatives of the Lessor, at the Lessor's sole cost, risk and expense, at all reasonable times during the continuation of this Lease, quietly to enter upon the Lands or Pooled Lands and into all buildings erected thereon and to survey, examine and inspect the slate and condition of the same and of any wells, PROVIDED THAT in so doing no unnecessary interference is caused to the Operations of the Lessee, and the Lessee shall in every reasonable way aid such representative in making such entry, survey, examination and inspection.

  Records of Production

    The Lessee shall at all times keep, in Alberta, true and correct books, records and accounts showing all operations carried on and the quantity of the Leased Substances taken out of each well and the disposition thereof, and permit the Lessor to inspect the same and to make extracts or copies therefrom and thereof and at all times permit the Lessor's agents to enter upon the Lands or Pooled Lands for the purpose of ascertaining the quantity, kind and nature of the Leased Substances produced or taken from each and every well.

    The Lessor shall have the right through its own personnel or a firm of chartered accountants to audit the records of the Lessee insofar as they relate to any matters or items required to determine the accuracy of any statements or payments with respect to the royalty payable under this Lease to Lessor by Lessee, at Lessor's expense.

    The Lessee shall make available to the Lessor or its agent during normal business hours at the address of the Lessee set out in Clause 28, the Lessee's records relative to the quantity of Leased Substances produced, used, saved and marketed from or used off the Lands as ascertained at the Point of Measurement.

  Records

    In the event the Lands are part of a Spacing Unit for a well drilled outside the Lands, then when the Lessee has a participating interest in such well, the Lessee shall provide Lessor with all information, as required under this Clause 13 as if such well were located upon the Lands.

    During the drilling, re-entering or reworking of each well on the Lands, the Lessee shall:

      furnish the Lessor with written advice of the date of spudding thereof;

      furnish the Lessor with daily drilling reports;

      test, to the extent required by good oilfield practice, any porous zones or showings of the Leased Substances encountered or indicated by any survey;

      furnish the Lessor with one (1) copy of the drill stem lest and service report on each drill stem test run, including copies of pressure charts, mud and fluid sample analyses;

      subject to Clause 11, permit representatives of the Lessor, at the Lessor's sole cost, risk and expense to have access to the wellsite, including derrick floor privileges, at all reasonable times to inspect and observe and make records relating to the Operations of the Lessee; and

      provide Lessor, upon request with access to any chip samples or cores.

    During the drilling, re-entering or reworking of each well on the Lands and upon each such well reaching total depth, the Lessee shall run mechanical log surveys necessary to provide the optimum evaluation possible of all horizons penetrated. Such surveys shall include, but shall not be restricted to, a satisfactory resistivity log over the full length of the hole and a satisfactory porosity log over the full length of the hole. The Lessee shall furnish the Lessor with one (1) copy of the final prints of each log run, not later than fifteen (15) days from the running thereof.

    Within thirty (30) days of the date of completion of each well drilled, re-entered or reworked on the Lands, the Lessee shall furnish the Lessor with:

      one (1) copy of any directional, temperature, calliper or other well survey (exclusive of a velocity survey) or oil, gas, water or other analyses made;

      a complete summary of the drilling and completion of such well;

      written notice of the commencement of production of any of the Leased Substances; and

      all production information and such other data as the Lessor may reasonably require.

    Within thirty (30) days from the date of running production casing in each well drilled, re-entered or reworked on the Lands, the Lessee shall:

      if production composed predominantly of Leased Substances other than natural gas is encountered, subject such well to a thirty (30) day production test. The Lessee shall furnish the Lessor with daily written advice of the oil, gas and water content of such substances produced during such production test; and

      if production composed predominantly of natural gas is encountered, subject such well to a back pressure test; PROVIDED HOWEVER, THAT if a market for natural gas does not exist, such back pressure test may be postponed until a market is available. The Lessee shall furnish the Lessor with written advice of the data derived from such back pressure test and the calculations and conclusions based thereon.

    With respect to each well drilled, re-entered or reworked on the Lands, the Lessee shall furnish the Lessor with a copy of all reports required to be filed with any governmental body, such copies to be furnished to the Lessor at the time such reports are tiled with such governmental body.

    Within thirty (30) days of the date of abandonment of any well drilled, re-entered or reworked on the Lands, the Lessee shall furnish to the Lessor a notice containing the following particulars:

      the total depth of the well abandoned;

      the amount of casing removed;

      the amount of cement or other plugs run during abandonment Operations; and

      the procedure used to close off the surface openings.

    Except for information which is available to the public from any governmental authority, the Lessor shall treat as confidential all or any part of the information contained in any reports of the Lessee furnished, given or delivered to the Lessor pursuant to this clause, provided however that Lessor shall be entitled to divulge information to an Affiliate of the Lessor provided such Affiliate agrees to keep the information confidential.

  Liability and Indemnification

    Without in any way restricting any other rights and remedies which the Lessor may have, the Lessee shall be liable to the Lessor, its Affiliates and any of their respective officers, directors, employees or agents for all losses, costs, damages and expenses whatsoever which Lessor, its Affiliates or any of their respective officers, directors, employees or agents may sustain, pay or incur, whether during the term of or following the termination of this Lease, arising out of or in connection with Operations or any works, by, through or under the Lessee or its employees, agents, workmen, contractors, licensees or invitees on the Lands, Pooled Lands or Unitized Lands or in respect of any breach of any of the terms or conditions of this Lease.

    The Lessee will indemnify and save harmless the Lessor, its Affiliates and any of their respective officers, directors, employees or agents against all actions, suits, claims and demands (whether justified or not) by any person or persons whomsoever whether suffered sustained, paid or incurred during the term of or following termination of this Lease, in respect of any alleged violation of law, loss, injury, damage or obligation to compensate arising out of or connected with Operations or any works, by, through or under the Lessee or its employees, agents, workmen, contractors, licensees or invitees on the Lands, Pooled Lands or Unitized Lands or in respect of any alleged breach of any of the terms or conditions of this Lease.

    The Lessee shall pay or cause to be paid, as and when the same become due and payable, all claims for wages or salaries for services rendered or performed and for materials supplied on, to or in respect of the Lands or any work, works, or operations thereon, and not suffer any mechanic's or other lien to be registered or filed against the same unless there be a bona fide dispute respecting such claim or account, and, without restricting the generality of the foregoing, not suffer any claims of, or dues to, or on behalf of The Workers' Compensation Board to become in arrears so as to permit any lien or charge of the said Board in respect thereof becoming capable of enforcement against the Lands, and the Lessee, if requested by the Lessor, shall furnish satisfactory evidence of the payment of such claims including affidavits and statutory declarations to the effect that all claims and indebtedness incurred in the drilling of any well on the Lands have been paid.

    Subclauses 14(a)(b) and (c) above will survive the termination of this Lease.

  Insurance

    In respect of Operations conducted by the Lessee on the Lands, Pooled Lands or Unitized Lands, the Lessee shall comply with the requirements of all Unemployment Insurance and Workers' Compensation legislation and shall, prior to the commencement of such Operations, hold or cause to be held with a reputable insurance company or companies, and thereafter maintain or cause to be maintained at Lessee's sole cost and expense for the benefit of the Lessor and Lessee the following insurance:

      Employers Liability Insurance covering each employee engaged in the Operations hereunder a limit of not less than one million ($1,000,000.00) dollars where such employee is not covered by Workers' Compensation;

      Automobile Insurance covering all motor vehicles, owned or non-owned, operated and/or licensed by the Lessee with a bodily injury, death and property damage limit of not less than one million ($ 1,000,000.00) dollars inclusive;

      Comprehensive General Liability Insurance with a bodily injury, death and property damage limit not less than five million ($5,000,000.00) dollars inclusive, and without restricting the generality of the foregoing provisions of this subclause, such coverage shall include Contractual Liability, Tortuous Liability, Pollution Liability, Contractor's Protective Liability, Products and Completed Operations Liability;

      Aircraft Liability Insurance, if aircraft are to be used in the operation, covering all aircraft, owned or non-owned, operated and/or licensed by the Lessee, with a bodily injury, death and damage limit of two million ($2,000,000.00) dollars inclusive; and

      Control of Well Insurance in an amount of not less than five million ($5,000,000.00) dollars including, and without restricting the generality of the foregoing, seepage, pollution, containment and clean-up, and other extensions of coverage usual to the operations being carried out in connection with the Lease.

    The Lessee shall use every reasonable effort to have its contractors and subcontractors comply with applicable Unemployment Insurance and Workers' Compensation legislation and carry such insurance in such amounts as the Lessee deems necessary.

    If so requested by the Lessor, the Lessee shall furnish evidence of compliance with the foregoing insurance provisions.

    The liability of the Lessee to the Lessor under Clause 14(a) and the obligation of the Lessee to indemnify the Lessor under Clause 14(b) is not limited to the limits of insurance which Lessee is obliged to maintain or cause to be maintained under this clause.

    All deductibles and amounts not covered by insurance, whether by specific exclusion or otherwise, shall be for the account of Lessee.

  Compensation

  The Lessee shall pay and be responsible for actual damages caused by its Operations to the surface of, and growing crops and improvements on, the Lands.

  Offset Wells

    It shall be the duty and obligation of the Lessee to protect the Lands against drainage of the Leased Substances through a well drilled on Spacing Units laterally or diagonally adjoining the Lands. Offset drilling on the Lands shall be carried on in accordance with, and to the extent of, the general offsetting practice al the time and in the area affected with due regard for established practice in the industry.

    In this clause, unless the context otherwise requires, "Producing Well" means a well that has had Commercial Production therefrom at any time subsequent to the date of this Lease of one or more of the Leased Substances from lands which are not the Lands and from a geological zone or formation which is also within the Lands; PROVIDED THAT a well existing at the dale of this Lease on Spacing Units laterally or diagonally adjoining the Lands shall not be a "Producing Well" for the purposes of this Clause 17 save to the extent that Commercial Production is obtained after the date of this Lease from a formation or formations in such well, whether deepened or not, from which Commercial Production has not been obtained prior to the date of this Lease and in such an instance the provisions of this Clause 17 will apply mutatis mutandis to such well but only insofar as such formation or formations are concerned.

    If a Producing Well exists on a Spacing Unit laterally or diagonally adjoining the Lands, which Spacing Unit is not owned by the Lessor and leased to the Lessee, and if al any lime after such adjoining Producing Well has been on production for one hundred and twenty (120) days, then unless a well has been or is being drilled on the Spacing Unit of the Lands laterally or diagonally adjoining the Spacing Unit of the Producing Well and into each zone or formation from which Commercial Production is being obtained from the Producing Well; or

      all or part of the Spacing Unit of the Lands laterally or diagonally adjoining the Spacing Unit of the Producing Well has been pooled or included in a Unit in which the pooled or unitized substances include production from each zone or formation from which production is being obtained from the Producing Well; the Lessee shall have a period of sixty (60) days to elect either:

        to commence within sixty (60) days of the date of election the drilling of an offset well on each Spacing Unit of the Lands laterally or diagonally adjoining the Spacing Unit where the Producing Well is located (such part of the Lands being herein called "Lessor's Spacing Unit") to each horizon or zones from which such adjoining well is or was producing, and having commenced the drilling of the offset well or wells, the Lessee shall proceed diligently therewith; or

        to surrender to the Lessor, free and clear of the covenants, terms, conditions and provisions hereof, all formations and horizons and all of the Leased Substances within each zone or zones from which production is being or was obtained on such adjoining Spacing Unit to the extent that such zone or zones underlie the Lessor's Spacing Unit or units, saving and reserving nevertheless to the Lessee its interest in any other well being drilled on, or producing or capable of being produced from the Lessor's Spacing Unit or Units to be surrendered and the production therefrom to which the Lessee is entitled from the zone or zones from which such well is capable of producing or, in the case of a drilling well, from the zone or zones in which such well is initially completed for the purpose of taking production; or

        to extend the period for the election by the Lessee under either Clause 17.c.(iii) or Clause 17(c)(iv) for up to one (1) year from the expiry date of the sixty (60) day notice period provided for in Clause 17(c) and pay compensatory royalty in the following manner:

          payment of the compensatory royally commences at the expiry of the sixty (60) day notice period provided for in Clause 17(c);

            the compensatory royalty shall be an amount equal to one hundred percent (100%) of the royalty that would be payable to the Lessor if the production, if any, obtained during the period the Lessee elected to pay compensatory royalty from the adjoining Producing Well were obtained from a well on the Lands;

            compensatory royalty shall be calculated and paid in accordance with all applicable terms and provisions hereof relating to royally other than royalty paid in kind;

            if there is more than one Spacing Unit containing a Producing Well adjoining the Lessor's Spacing Unit or units and producing from the same horizon, compensatory royalty shall be paid on the basis of the adjoining producing well which is closest to the Lands;

            if there is a well on a Spacing Unit adjoining the Lessor's Spacing Unit producing from more than one horizon, compensatory royalty shall be paid on the basis of the aggregate production in each month from all horizons; and

            the payment of compensatory royalty shall terminate either:

              on the first day of the month following the surrender by the. Lessee under Clause 17.c.(iv),

              on the first day of the month following the commencement of drilling the offset well in the event that the Lessee elects to commence drilling under Clause 17(c)(iii).

    If the Lands are a window parcel in a unit, the Lessor may, at any time after the expiry of sixty (60) days from the commencement of production from the unitized zone(s) of the Spacing Units adjoining the Lands involved, give written notice to the Lessee and the provisions of Clauses 17(b) and 17(c) (including without limitation the election provisions of Clause 17(c)) shall apply mutatis mutandis, as though the adjoining Spacing Units of unit lands were the adjoining Spacing Unit(s) from which the Leased Substances were being produced from the unitized horizons through a Producing Well thereon, and for the purposes of compensatory royalty, production allocated under the unitization to such adjoining Spacing Units or unit lands shall be considered produced from a Producing Well on the adjoining Spacing Unit.

    For the purposes of this Lease a "window parcel" in a unit means the Lands that contain the zone(s) that has been unitized and that are surrounded on al least three (3) sides by lands that are unitized under a plan or scheme of unitization.

    PROVIDED THAT, if a Producing Well creates more than one (1) offset obligation on the Lands and the Lessee commences drilling an offset well on a Lessor's Spacing Unit within the time period set forth in Clause 17(c)(iii), the Lessee shall have the right for a period of thirty (30) days after rig release of the last offset well drilled on a Lessor's Spacing Unit to make the election provided for in Clauses 17(c)(iv) and (v) in respect of any remaining Lessor's Spacing Unit(s) or to commence the drilling of a subsequent offset well on any remaining Lessor's Spacing Unit(s) within forty-five (45) days of rig release of the last offset well drilled on the Lands.

    If the Lessee fails to make any of the elections provided for in Clause 17(c) within the sixty (60) day period provided therefor, the Lessee shall forthwith be deemed to have made the election to pay compensatory royalty under Clause 17(c)(v) and if within the one year period it has not elected pursuant to Clause 17.c., it shall thereupon be deemed to have elected under Clause 17.(c)(iv).

  Pooling and Unitization

    The Lessee is hereby given the right and power at any time and from time to lime to pool the Lands or any portion thereof, or any zone or formation underlying the Lands or any portion thereof, or any of the Leased Substances therein, with any other lands or any zone or formation underlying such other lands, if such other lands or any zone or formation thereof, together with the Lands or any zone or formation thereof comprise a Spacing Unit, in order to forth a Spacing Unit. The right and power to pool shall be exercisable by the Lessee giving written notice to the Lessor describing the extent to which the Lands are being pooled and describing the Spacing Unit with respect to which they are so pooled. In the event of pooling there shall be allocated to that portion of the Lands included in the Spacing Unit that proportion of the total production of the Leased Substances from the Spacing Unit, alter deducting a proportionate share of any Leased Substances used in operations on the Pooled Lands, which the surface area of that portion of the Lands placed in the Spacing Unit bears to the total surface area of the lands in the Spacing Unit. The production so allocated shall be considered for all purposes, including the payment of royalty, to be the entire production of the Leased Substances from the portion of the Lands included in the pooling in the same manner as though produced from the Lands under the terms of this Lease.

    The Lessee may terminate any pooling pursuant to subclause a. hereof by giving written notice to the Lessor.

    If the Spacing Unit pooled under this clause is varied or terminated by any statute, regulation, order or directive of any government or governmental agency, or if the pooling is terminated or invalidated by reason of the termination or expiration of a lease covering any lands, other than the Lands, within the Spacing Unit, or any other cause beyond the Lessee's reasonable control, and this Lease would otherwise terminate as a result of such variation or termination of the Spacing Unit or such termination or invalidation of the pooling, this Lease shall nonetheless continue in force for a period of ninety (90) days after the Spacing Unit has been varied or terminated or the pooling has been terminated or invalidated and the term of the Lease may be extended further pursuant to other provisions of this Lease.

    The Lessee, upon obtaining Lessor's written agreement, is given the right and power at any time and from time to time to include the Lands or any portion thereof or any zone or formation underlying the Lands or any portion thereof, or any of the Leased Substances therein, in a Unit Agreement for the unitized development or operation thereof with any other lands, or airy zone or formation underlying such other lands, or any of the Leased Substances therein, if such becomes necessary or desirable in the opinion of the Lessee.

    In the event of unitization, the production of Leased Substances which are unitized shall be allocated to that portion of the Lands included in the unit in accordance with the terms of the Unit Agreement. The production so allocated shall be considered for all purposes, including the payment of royalty, to be the entire production of the Leased Substances from the portion of the Lands included in the unit in the same manner as though produced from the Lands under the terms of this Lease. Upon notice from the Lessor, the Lessee shall provide the Lessor with a copy of the Unit Agreement within a reasonable lime alter the right and power granted hereunder has been exercised.

    Any Operations conducted on the Pooled Lands or Unitized Lands, whether conducted before, after or during the exercise of the rights and powers granted under this clause, or the presence of a shut-in or suspended well on the Pooled Lands or Unitized Lands, shall have the same effect in continuing this Lease in full force and effect during the term hereby granted or any renewal or extension thereof as if such Operations were upon the Lands, or as if the said shut-in or suspended well were located on the Lands.

  Taxes

    The Lessor shall promptly pay all taxes, rates and assessments levied or assessed, directly or indirectly, against the Lessor by reason of its being the registered owner, or entitled to become such owner, of minerals or mineral rights in the Lands, PROVIDED HOWEVER that the Lessee shall be obligated to reimburse the Lessor for one hundred percent (100%) of all such mineral taxes, rates and assessments levied or assessed in respect of the Lands within thirty (30) days of written request from Lessor.

    The Lessee shall further pay all rates, taxes and assessments that may be assessed or levied in respect of the undertaking and Operations of the Lessee on, in, over or under the Lands, and shall further pay all taxes, rates and assessments that may be assessed or levied directly or indirectly against the Lessee.

  Default

  Without in any way restricting any other rights and remedies which the Lessor may have, in the case of any broach, non-observance or non-performance on the part of the Lessee of any covenant, tern, condition or provision herein contained, which breach or default has not been waived by the Lessor in the manner prescribed heroin, the Lessor may give the Lessee written notice requiring the Lessee to remedy such breach or default, and if the breach or default is capable of being remedied within a period of thirty (30) days from receipt of such notice and if the Lessee fails to remedy such breach or default within a period of thirty (30) days from receipt of such notice or if the breach or default is not capable of being remedied within a period of thirty (30) days from receipt of such notice and if the Lessee has failed to commence to remedy such broach or default within a period of thirty (30) days from receipt of such notice and proceed diligently with such remedying, this Lease shall thereupon terminate and it shall be lawful for the Lessor to reenter upon the Lands (or any part thereof in the name of the whole) to have, possess and enjoy the same again, anything herein contained to the contrary notwithstanding. On Lessor's election, all wells which the Lessee may have drilled on the Lands or the Pooled Lands, including all tools, machinery, buildings and erections which the Lessee may have placed on the Lands or the Pooled Lands, shall become the property of the Lessor free and clear of any claim or interest of the Lessee. Notwithstanding the foregoing, if Lessor does not elect to take over the wells the obligation remains with the Lessee to abandon all wells on the Lands. Notwithstanding the above provision if part of the Lands is included in a plan of unitization then Lessor shall not have the right to terminate the Lands insofar as they relate to the unitized zone unless the relevant default relates wholly or in part to such unitized zone.

  Seizure and Execution

  If this Lease shall at any time be seized or taken in execution by any creditors of the Lessee, or if the Lessee shall make any assignment for the benefit of creditors or become bankrupt or insolvent or shall take the benefit of any statute that may be in force for bankrupt or insolvent debtors, this Lease and all rights and privileges hereunder shall at the option of the Lessor become forfeited and terminated.

  Waiver

  No waiver by the Lessor of any breach, non-observance or non-performance of any covenant, term, condition or provision herein contained, whether negative or positive in form, shall be effective unless the same be expressed in writing and signed by the Lessor; and any waiver so expressed shall extend only to the particular breach or default so waived and shall not limit or affect the Lessor's rights with respect to any other or future breach or default.

  Title

  It is expressly agreed and understood, notwithstanding anything herein elsewhere contained or implied, that the Lessor, in and by these presents, does not convey, purport, promise or agree to convey to Lessee any better title in and to the Leased Substances or other rights hereby granted than the title therein and thereto which the Lessor now has or is entitled under any existing agreement to acquire.

  Quiet Enjoyment

  The Lessor covenants that the Lessee, upon observing and performing the covenants and conditions on the Lessee's part herein contained, shall and may peaceably possess and enjoy the Leased Substances and the Lands as herein set forth and the rights and privileges hereby granted during the Primary Term and any extension thereof without any interruption or disturbance from or by the Lessor.

  Further Assurances

  The Lessor and the Lessee hereby agree that they will each do and perform all such acts and things and execute all such deeds, documents, and writings and give all such assurances as may be necessary to give effect to this Lease.

  Assignment

  The Lessee may not assign this Lease or sublet any part or parts thereof without the written consent of the Lessor being first had and obtained, which consent shall not be unreasonably withheld.

  Payments

    Lessor will only recognize one payor of all payments under this Lease. Where there is more than one party comprising Lessee or more than one Lessee the payor shall be X. Change of payer under this Lease will require Lessor's written consent, which consent will not be unreasonably withheld.

    Rental payments provided for in this Lease shall be to the Lessor, attention Accounts Payable at 300, 520 - 5th Avenue S.W., Calgary, Alberta, T2P 3R7 or at such other address as the Lessor may from time to time designate in writing. All payments provided for in this Lease, or tenders thereof, may be made by cheque or draft of the Lessee mailed or delivered to the Lessor at its then designated address outlining the lands the payment relates to.

    The Lessee shall pay to the Lessor interest at Lessor's Bank's prime rate plus two percent (2%) per annum on all moneys overdue under the terms of this Lease.

  Notices

  All notices required or permitted hereunder shall be deemed to have been property given and delivered when delivered personally, or when sent from a point within Canada by registered mail with all postage or charges fully prepaid, or by facsimile transmission ("Fax") and addressed to the parties as follows:

  THE LESSOR:

  TRUE ENERGY INC.
  300, 520 - 5th Avenue S.W.
  Calgary, Alberta T2P 3R7

  Attention: Land Manager
  FAX: (403) 264-8163

  THE LESSEE:

  ___________________________________

  Attention: Land Manager

  FAX: (403) _________________________

  financing of or obtaining financial assistance for any of the operations hereunder or the promotion of any corporate enterprise, syndicate, partnership or other association designed, intended or purporting to control, direct or finance either directly or indirectly the operations hereunder.

  Environmental Audit

  The Lessee shall at its sole expense, upon the request of the Lessor, cause an environmental audit to be conducted of its operations by a competent environmental auditor, and at its sole expense promptly remedy any deficiencies disclosed by such audit. The Lessee shall provide a copy of each such audit to the Lessor. The Lessor cannot request such environmental audit with more frequency than every three years.

  Lesser Interest (Optional: Use Where True Is Leasing Less Than A 100% Mineral Interest - E.G. 37.39%)

  If the interest leased by the Lessor to the Lessee pursuant to the provisions of this Lease is less than the entire and undivided fee simple estate, the royalties, rentals and compensatory royalty payments herein provided shall be paid to the Lessor only in the proportion which such leased interest bears to the entire slid undivided fee simple estate.

  Gas Purchase Contract (OPTIONAL: For Use Where Lands Subject To Gas Purchase Contract)

Lessee acknowledges that the Lands and Lessee's interest therein granted by thus Lease are subject to the following gas purchase contract:

Gas Purchase Contract dated _____________, 19___, as amended, between, ____________ as Seller, and, ____________ as Buyer, in the Area, GPC #____.

The Lessee will be hound by the provisions of the said Gas Purchase Contract insofar as it relates to the Lands. Upon execution of this Lease, Lessee and Lessor will take all such further steps as may he reasonably required to have Lessee recognized as a party to the said gas purchase contract.

IN WITNESS WHEREOF the Lessor and the Lessee have respectively executed and delivered this Lease as of the day and year first above written.

TRUE ENERGY INC.

(Lessee)

PATCH ENERGY INC.
600 - 595 Hornby Street, Vancouver, B.C., V6C 1A3

June 20, 2002

True Energy Inc.
300 - 520 5th Avenue S.W.
Calgary, Alberta
T2P 3R7

Attention: Mr. Paul Baay

Arsenal Capital Inc.
22 Barclay Walk S.W.
Calgary, Alberta
T2P 4V9

Attention: Mr. Michael Vandale

Dear Sirs:

Farmout and Joint Operating Agreement Dated May 1, 2002 (the "Agreement")

This letter will serve to confirm that, notwithstanding the terms of the Agreement, True Energy Inc. ("True") had previously confirmed by way of a letter of understanding dated April 9, 2002, the right (the "Right") of Patch Energy Inc. ("Patch") to, at anytime prior to the commencement of the initial Test Wells (as that term is defined in the Agreement), elect to incur a further 15.625% of the costs (the "Extra Costs") associated with the Test Wells so as to earn a further 12.5% working interest (the "Extra Interest") in the Farmout Lands, it being acknowledged that Patch's rights and obligations in respect of the Extra Costs and the Extra Interests are separate and apart from, and independent of, its existing rights and obligations under the Farmout Agreement.

Accepting the above, we confirm that it is acknowledged and agreed by the parties to the Agreement that, in circumstances where Patch elects to exercise the Right, the Agreement will be deemed to have been amended so as to reflect Patch's rights and obligations in respect of the Extra Costs and the Extra Interest.

On the basis that the above accurately details your understanding of our agreement in this regard, could you please execute this letter where indicated and return same at your early convenience.

PATCH ENERGY INC.

"George Tsafalas"
Authorized Signatory

Acknowledged and agreed to this 25th day of June 2002.

TRUE ENERGY INC.

"Paul R.. Baay"
Authorized Signatory

ARSENAL CAPITAL INC.

"Michael Vandale"
Authorized Signatory